Exhibit 99.1

Trulieve Announces Appointment of Tim Mullany as Chief Financial Officer

TALLAHASSEE, Fla. – June 19, 2023 – Trulieve Cannabis Corp. (CSE: TRUL) (OTCQX: TCNNF) (“Trulieve” or “the Company”), a leading and top-performing cannabis company in the United States, today announced the appointment of Tim Mullany as Chief Financial Officer, effective July 10, 2023. Mr. Mullany has over 20 years’ experience in accounting and finance including prior Chief Financial Officer roles at publicly traded companies Jack in the Box Inc. and RAVE Restaurant Group.

“Mr. Mullany brings extensive financial leadership experience to Trulieve, having served as Chief Financial Officer in a diverse set of private and public companies across quick service restaurant, fitness, and financial services industries,” said Kim Rivers, CEO of Trulieve. “We are pleased to welcome Tim to our executive leadership team ahead of numerous growth catalysts. His prior experience and contributions to high growth service industries are well suited to help Trulieve execute on its strategic vision in the coming years.”

“Trulieve has a proven track record as an industry leader and pioneer in U.S. cannabis,” said Mr. Mullany. “I look forward to working with the team as Trulieve navigates the many exciting opportunities ahead.”

The Company has accepted the resignation with immediate effect of Alex D’Amico, the Company’s Chief Financial Officer, and has appointed Ryan Blust, the Company’s Vice President, Finance, as its interim Chief Financial Officer, effective immediately, to serve until Tim Mullany assumes the role.

Mr. Blust has over 18 years accounting and finance experience. He joined Trulieve in September 2018, and has previously served as interim CFO for the Company. Prior to joining the Company, Mr. Blust served as the Controller at Vector Solutions, a software company. Mr. Blust also served as CFO for Honeycomb Company of America, an aerospace manufacturer, and as Assistant Controller for Marinemax, a retail boat company. He began his career in public accounting in 2004, serving with both Cherry Bekaert as well as Bobbitt, Pittinger & Company.

About Trulieve

Trulieve is an industry leading, vertically integrated cannabis company and multi-state operator in the U.S., with established hubs in the Northeast, Southeast, and Southwest, anchored by leading market positions in Arizona, Florida, and Pennsylvania. Trulieve is poised for accelerated growth and expansion, building scale in retail and distribution in new and existing markets through its hub strategy. By providing innovative, high-quality products across its brand portfolio, Trulieve delivers optimal customer experiences and increases access to cannabis, helping patients and customers to live without limits. Trulieve is listed on the CSE under the symbol TRUL and trades on the OTCQX market under the symbol TCNNF. For more information, please visit Trulieve.com.

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Investor Contact

Christine Hersey, Vice President of Investor Relations

+1 (424) 202-0210

Christine.Hersey@Trulieve.com

Media Contact

Nicole Yelland, Executive Director of Corporate Communications

+1 (248) 219-9234

Nicole.Yelland@Trulieve.com